EXHIBIT 10.1

March 7, 2012

James M. Wehmann

6625 Fogelman Rd

Independence, MN 55359

Dear Jim:

This letter agreement (the “Agreement”) confirms our desire to establish your employment with Fair Isaac Corporation (the “Company”) as the Company’s Executive Vice President, Scores, overseeing the B2B and consumer scores businesses, and sets out the terms and conditions of your employment with the Company, as follows:

Title:	You will serve as the Company’s Executive Vice President, Scores.

Term:	The term of your employment as the Company’s Executive Vice President, Scores under the terms and conditions of this Agreement shall be for a period commencing on April 1, 2012 and ending on December 31, 2016 (the “Initial Term”), unless earlier terminated by either party as provided in this Agreement. Following the Initial Term, your employment with the Company under the terms and conditions of this Agreement shall automatically be renewed for successive one year periods (each a “Renewal Term”) on January 1 of each year, unless the Company elects not to extend the Term providing you with written notice at least one hundred and eighty (180) days’ prior to the end of the Initial Term or any Renewal Term thereof. The period of your employment with the Company under the terms and conditions of this Agreement (including during the Initial Term and any Renewal Term) is referred to as the “Term.”

Responsibilities:	During your employment hereunder with the Company as Executive Vice President, Scores, you will report to the Company’s Chief Executive Officer and will be responsible for overseeing all aspects of the Company’s B2B and consumer scores businesses and other functions to which you may be assigned from time to time by the Chief Executive Officer or his or her designee. You agree to serve the Company faithfully and to the best of your ability, and to devote your full working time, attention and efforts to the business of the Company. You may participate in charitable activities and personal investment activities to a reasonable extent, and you may serve as a director of business and civic organizations (and retain compensation from same) as approved by the Company’s Board of Directors (the “Board”), so long as such activities and directorships do not interfere with the performance of your duties and responsibilities to the Company.

Representation:	By accepting your continued employment with the Company under this Agreement and signing below, you represent and confirm that you are under no contractual or legal commitments that would prevent you from fulfilling your duties and responsibilities to the Company as Executive Vice President, Scores.

Initial Base Salary:	During the Term, you will be paid a base salary at the rate of $400,000 per year for services performed, in accordance with the regular payroll practices of the Company with annual review by the Board’s Compensation Committee (the “Committee”). Your performance and base salary will be reviewed by the Committee annually during the first quarter of each fiscal year and may be adjusted upward from time to time at the discretion of the Committee, but will not be reduced without your consent during the Term. After any such increase, the reference to base salary in this Agreement shall mean such increased amount.

Incentive Bonus:	You will participate in the Company’s Management Incentive Plan, as may be amended by the Committee from time to time (the “MIP”). Under the MIP, for each full fiscal year of the Company that you are employed during the Term, you will be eligible for an annual incentive award opportunity payable from 0% to 100%, with a target award equal to 50%, of your annual base salary at the rate in effect at the end of such fiscal year, pursuant to the terms and conditions established by the Committee from time to time. Objectives will be established during the first quarter of the fiscal year. Any annual incentive bonus earned for a fiscal year will be paid to you by December 31 of the calendar year in which such fiscal year ends. For fiscal year 2012, your MIP bonus award is guaranteed to be no less than 50% of your annual base salary, prorated to reflect partial year participation between your hire effective date and fiscal year-end.

Annual Equity:	For each fiscal year of the Company that you are employed during the Term, you will be eligible for an annual equity grant based on achievement of objectives established by the Committee, and on such other terms established by the Committee in its sole discretion. In accordance with the policies and practices of the Company, some or all of such annual equity grant may be in the form of restricted stock units, performance share units, or other equity that is an economic equivalent to an option award. Such equivalency will be determined by the Company in its sole discretion.

Initial Equity:	The Company shall grant to you, effective as of your hire effective date (the “Date of Grant”) a non-statutory option to purchase 200,000 shares of the common stock of the Company (the “Initial Option”), subject to the terms of the Company’s 2012 Long-Term Incentive Plan (the “Plan”), and a stock option agreement to be entered into by you and the Company. The exercise price of the Initial Option shall be the Fair Market Value (as defined in the Plan) of the Company’s common stock as of the Date of Grant. In accordance with the policies and practices of the Company, and prior to the Date of Grant, you may elect to exchange up to one-half of these Initial Options for Restricted Stock Units (“RSU”) on a three Initial Options per one RSU basis. All Initial Options and RSUs granted will be subject to four-year ratable vesting.

Also on the Date of Grant, the Company shall grant to you 10,000 FY12 Performance Share Units (“PSU”), subject to the terms of the Plan and a PSU agreement to be entered into by you and the Company. These PSUs will be earned based upon the extent to which established FY12 revenue and net income targets are achieved. One fourth of earned PSUs will vest on December 13, 2012 with the remaining three-fourths subject to annual ratable vesting on December 13th of the next three years from that date.

Signing Bonus:	You will receive a signing bonus of $100,000, payable on the Company’s first regular payroll date following your hire effective date. Should you voluntarily terminate your employment with the Company without Good Reason or should the Company terminate your employment with Cause and either such termination of employment occurs before the one year anniversary of your hire effective date, you will be responsible to repay a pro rata amount of your signing bonus. This pro rata amount will be calculated by dividing the net after tax amount of the signing bonus you receive by 365, and then multiplying that amount by the number of days from your termination date through the one-year anniversary of your hire effective date. You further authorize the Company to withhold this amount from any final wages due to you and agree to remit any remaining amount owed within 30 calendar days of the effective date of your termination of employment by the Company with Cause or your voluntary termination of employment with the Company without Good Reason.

Benefits:	While employed by the Company during the Term, you (and your eligible dependents) will be eligible to participate in the employee benefit plans and programs generally available to other executive officers of the Company, and in such other employee benefit plans and programs to the extent that you meet the eligibility requirements for each individual plan or program and subject to the provisions, rules and regulations applicable to each such plan or program as in effect from time to time. The plans and programs of the Company may be modified or terminated by the Company in its discretion.

Travel and Other
Business Expenses:	In performing your responsibilities as Executive Vice President, Scores, you will be required to travel extensively, both within the United States and internationally. The Company will reimburse you promptly for all travel and other business expenses incurred by you in connection with the performance of your duties for the Company, subject to the Company’s normal business expense and travel policies and procedures.

Vacation:	During your employment with the Company, you will receive vacation time off in accordance with the policies and practices of the Company. Vacation time shall be taken at such times so as not to unduly disrupt the operations of the Company.

Office Location:	Your employment will be based at the Company’s offices located in Minneapolis, Minnesota.

Inventions Agreement:	You acknowledge and agree to be bound by the terms and conditions of the enclosed Proprietary Information and Inventions Agreement (“PIIA”), to be separately signed by you, the terms of which are incorporated herein by reference.

Change in Control:	You and the Company will enter into the enclosed Management Agreement (the “Management Agreement”), to be separately signed by you , the terms of which are incorporated herein by reference (except that terms defined in the Management Agreement apply only to the use of such terms in the Management Agreement, and terms defined in this Agreement apply only to the use of such terms in this Agreement).

Termination:	Either you or the Company may terminate the employment relationship during the Term or after the Term at any time and for any reason. Upon termination of your employment by either party for any reason, you will promptly resign any and all positions you then hold as officer or director of the Company or any of its affiliates.

Severance:	In case of involuntary termination of your employment by the Company without Cause prior to the end of the Initial Term or prior to the end of any Renewal Term then in effect or in the case of voluntary resignation of your employment for Good Reason prior to the end of the Initial Term or prior to the end of any Renewal Term then in effect (each a “Qualifying Termination”), the Company will pay you as severance pay an amount equal to one (1) times the sum of (a) your annual base salary at the rate in effect on your last day of employment plus (b) the annual incentive bonus last paid to you preceding the Qualifying Termination (if the Qualifying Termination occurs prior to your receipt of your incentive bonus under the Company’s FY12 MIP, the total incentive bonus payment under this subparagraph (b) shall be $100,000). In addition, upon a Qualifying Termination, if you (and, if applicable, your eligible dependents), complete and return the forms necessary to elect COBRA continuation coverage to the COBRA administrator for the group health plan in which you participate at the time of your Qualifying Termination, then the Company will provide you and your eligible dependents with COBRA continuation coverage at no cost to you, for a period of twelve (12) months following the effective date of termination of your employment, provided you remain eligible for COBRA. This continuation coverage will be provided only with respect to your base medical, dental, vision and Employee Assistance Program coverage under the group health plan in which you receive COBRA continuation coverage (and in Minnesota only, this applies to basic life insurance coverage), and shall not apply to any medical expense reimbursement account, dental care plan, vision care plan, or other arrangement for which you may be entitled to COBRA continuation coverage. To the extent necessary in order for you to avoid being subject to tax under section 105(h) of the Code (as defined below) on any payment or reimbursement of group medical, dental or other group health care expenses made to you or for your benefit pursuant to this paragraph, the Company shall impute as taxable income to you an amount equal to the COBRA continuation coverage cost described above.

Payment by the Company of any severance pay or premium reimbursements under this paragraph will be conditioned upon you (1) signing and not revoking a full release of all claims against the Company, its affiliates, officers, directors, employees, agents and assigns, substantially in the form attached to this Agreement as Exhibit A, and delivering such signed release to the Company within the period specified in Exhibit A (2) complying with your obligations under the PIIA or any other agreement between you and the Company then in effect, (3) cooperating with the Company in the transition of your duties, and (4) agreeing not to disparage or defame the Company, its affiliates, officers, directors, employees, agents, assigns, products or services as set forth in Exhibit

A. Subject to your execution and non-revocation of the release in the form attached hereto as Exhibit A and delivery of such signed release within forty-five (45) days after your “separation from service” as determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting same (“Section 409A”) and your compliance with the other conditions identified above, any severance payable to you under this Agreement will be paid to you in a lump sum on the 70th day following your “separation from service” as determined under Section 409A.

For purposes of this Agreement, “Cause” and “Good Reason” have the following definitions:

“Cause” means a determination in good faith by the Company of the existence of one or more of the following: (i) commission by you of any act constituting a felony; (ii) any intentional and/or willful act of fraud or material dishonesty by you related to, connected with or otherwise affecting your employment with the Company, or otherwise likely to cause material harm to the Company or its reputation; (iii) the willful and/or continued failure, neglect, or refusal by you to perform in all material respects your duties with the Company as an employee, officer or director, or to fulfill your fiduciary responsibilities to the Company, which failure, neglect or refusal has not been cured within fifteen (15) days after written notice thereof to you from the Company; or (iv) a material breach by you of the Company’s material policies or codes of conduct or of your material obligations under the PIIA or other written agreement signed by you and the Company, which breach has not been cured within fifteen (15) days after written notice thereof to you from the Company.

“Good Reason” means any one or more of the following conditions occur without your prior written consent: (i) a material reduction in your base salary, unless such reduction is part of an across-the-board uniformly applied reduction affecting all senior executives of the Company; (ii) a material reduction in your annual cash incentive bonus target expressed as a percentage of base salary, unless such reduction is part of an across-the-board uniformly applied reduction affecting all senior executives of the Company; (iii) a requirement that you relocate to an office located fifty (50) or more miles from your current office location; (iv) material breach by the Company of any terms or conditions of this Agreement; or (iv) the failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement, unless this Agreement is otherwise assumed by any successor by operation of law. A termination for Good Reason shall not take effect unless the following provisions are satisfied. You shall notify the Company within ninety (90) days after the later of the occurrence of the event giving rise to Good Reason or your learning of such event, specifying such act or acts. The Company shall have thirty (30) days after such notice has been given to cure such conduct. If the Company fails to cure such condition, then you shall be entitled to resign for Good Reason, provided such resignation shall be no later than 180 days after the occurrence of the event giving rise to your right to so resign.

In the event of termination of your employment by the Company for Cause, resignation by you other than for Good Reason, or termination due to your death or any disability for which you are qualified for benefits under the Company’s group long-term disability program, the Company’s only obligations hereunder shall be those obligations set forth immediately below in this paragraph. For any termination of your employment, you shall be entitled to (i) such compensation and any benefits (including any vested equity awards) as are earned by you or accrued or vested through the date of termination of employment, (ii) reimbursement of your business expenses incurred through the date of termination, subject to the Company’s normal business expense and travel policies and procedures; (iii) payments or benefits due to you pursuant to any applicable plan, policy, arrangement of, or agreement with, the Company or any of its affiliates; and (iv) your rights under the Indemnification Agreement, the Company’s (or any successor’s) charter documents or pursuant to applicable law or to be covered under any applicable directors’ and officers’ insurance policies.

In the event that you receive any payment or benefit under the Management Agreement following termination of your employment, you shall not be entitled to receive a comparable payment or benefit under this Agreement so as to prevent any duplication of any payments or benefits under this Agreement and the Management Agreement.

Indemnification:	The Company will indemnify you in connection with your duties and responsibilities for the Company, as set out in the enclosed Indemnification Agreement (the “Indemnification Agreement”), to be separately signed by you.

Prior Employment:	You have provided the Company with a copy of your prior Digital River Employee Covenant Not to Compete (your “Digital River Agreement”), and have represented that you do not have any other relevant contractual obligations to former employers. The Company does not believe your employment as the Company’s Executive Vice President, Scores violates your Digital River Agreement. The Company expects that, in performing your responsibilities for the Company, you will comply with all pertinent obligations under your Digital River Agreement. The Company understands that you may have other contractual obligations to former employers, but you have represented that no such obligations prevent you from fulfilling your duties and responsibilities to the Company as Executive Vice President, Scores

Even though the Company does not believe your employment as the Company’s Executive Vice President, Scores will cause you to breach your Digital River Agreement, there is a risk that Digital River may sue you or take other actions in an attempt to have your Digital River Agreement restrict you from serving as the Company’s Executive Vice President, Scores. Given this possibility, the Company agrees: (i) to assume the defense, with counsel and scope of representation terms to be determined by the Company, of any action, suit, claim or proceeding against you based upon your alleged violation of the Digital River Agreement arising out of your service as the Company’s Executive Vice President, Scores (a “Non-Compete Action”), (ii) to indemnify you against, and advance any and all expenses (including attorneys’ fees, if applicable), witness fees, damages, judgments, fines and amounts paid in settlement, and any other amounts actually incurred by you in connection with a Non-Compete Action; and (iii) if Digital River and/or anyone acting on Digital River’s behalf pursues injunctive relief and you are restrained, enjoined and/or otherwise prohibited from employment with the Company, then the Company will pay you your base salary commencing on the first day you are restrained, enjoined and/or are otherwise prohibited from employment with the Company and continuing thereafter until the earlier of (x) the date of a final determination that there is no legal impediment to your employment with the Company, (y) the date the Company terminates your employment in accordance with the terms of the Agreement, or (z) the one-year anniversary of the first day you are restrained, enjoined and/or are otherwise prohibited from employment with the Company. For avoidance of doubt, any court-ordered termination of your employment with the Company related to a Non-Compete Action will not be considered to be a Qualifying Termination. To the extent that the provisions of the Indemnification Agreement do not conflict with any undertaking of the Company set forth in this Agreement, such as your obligation to provide written request for indemnification, such provisions shall apply with respect to the defense against a Non-Compete Action.

Taxes:	The Company may withhold from any compensation payable to you in connection with your employment such federal, state and local income and employment taxes as the Company shall reasonably determine are required to be withheld pursuant to any applicable law or regulation. You acknowledge and agree that the Company has made no assurances or representations to you regarding the tax treatment of any consideration provided for in this Agreement and that the Company has advised you to obtain your own personal tax advice. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company or any tax liabilities for you that are the direct result of the Company failing to make payments or to provide other consideration hereunder in accordance with the terms of this Agreement, you shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

No Mitigation/
No Offset:	In the event of any termination of your employment, you shall be under no obligation to seek other employment or otherwise mitigate damages. There shall be no offset against, or any recoupment of, any amounts, benefits or entitlements due to you hereunder on account of any remuneration or other benefit earned or received by you from subsequent employment.

Binding Nature:	As of the date first written above, this Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company and their respective successors, assigns, heirs, executors and administrators, except you may not assign your rights or obligations hereunder without the prior written consent of the Company (provided that if you should die while any payment, benefit or entitlement is due to you hereunder, such payment, benefit or entitlement shall be paid to your designated beneficiary, or, if there is no designated beneficiary, to your estate). In addition, no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.

Applicable Law:	This Agreement shall be interpreted and construed in accordance with the laws of the State of Minnesota.

Section 409A:	The parties hereto intend that all payments and benefits to be made or provided to you will be paid or provided in compliance with all applicable requirements of Section 409A (as defined above), and the provisions of this Agreement shall be construed and administered in accordance with and to implement such intent. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement.

(a) All payments to be made to you hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified herein or in any applicable plan for such payments to be made, except as otherwise permitted or required under Section 409A.

(b) The date of your “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of your termination of employment for purposes of determining the time of payment of any amount that becomes payable to you related to your termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A.

(c) To the extent any payment or delivery otherwise required to be made to you hereunder on account of your separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if you are a “specified employee” under Section 409A at the time of your separation from service, then such payment and delivery shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of your separation from service, or (ii) the date of your death (such first business day, the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid or delivered to you or, if you have died, to your estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence.

(d) In the case of any amounts payable to you under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), your right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(e) To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which you incur such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Section 280G:	Section 3 of the Management Agreement is incorporated in full into this Agreement and shall apply to any payment, benefit or entitlement paid or provided to you (or to be paid or so provided) hereunder or otherwise as if such payment, benefit or entitlement had been paid under the Management Agreement.

Notices:	Any notice, request or other communication required under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally, or (ii) two days after having been sent by a recognized courier, provided written acknowledgement of receipt is obtained. Any such notices, requests or other communications shall be given to the Company, at Fair Isaac Corporation, Attn: General Counsel, 901 Marquette Avenue, Suite 3200, Minneapolis, MN 55402, and to you at your home address in the Company’s files (or to any other address the party provides in accordance with this notice provision).

Entire Agreement:	This Agreement, the PIIA, the Indemnification Agreement and the Management Agreement constitute the entire agreement between the parties with respect to the subject matter hereto, and supersede all prior discussions, agreements and negotiations between you and the Company with respect to the subject matter hereof. No amendment or modification of this Agreement will be effective unless made in writing and signed by you and an authorized officer or director of the Company. Any waiver of this Agreement will only be effective if signed by the party against whom the waiver is being enforced (which in the case of the Company shall be an authorized officer or director). No waiver by any party of any breach of any condition or provision of this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.

[signature page follows]

If you have any questions about the terms of this Agreement, please contact Richard Deal.

Sincerely,

/s/ William J. Lansing

William J. Lansing

President and Chief Executive Officer

Enclosures

•	Form of Release attached hereto as Exhibit A

•	Management Agreement

•	Proprietary Information and Inventions Agreement

•	Indemnification Agreement

I accept and agree to the terms and conditions of employment with Fair Isaac Corporation as set forth above.

/s/ James M. Wehmann	3-7-12
James M. Wehmann	Dated

EXHIBIT A

RELEASE BY JAMES M. WEHMANN

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me (James M. Wehmann) and anyone who has or obtains any legal rights or claims through me.

B.	FICO means Fair Isaac Corporation, any company related to Fair Isaac Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Fair Isaac Corporation.

C.	Company means FICO; the present and past officers, directors, committees, shareholders, and employees of FICO; any company providing insurance to FICO in the present or past; the present and past employee benefit plans sponsored or maintained by FICO (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for FIC; and anyone who acted on behalf of FICO or on instructions from FICO.

D.	Agreement means the letter agreement between me and FICO dated <Insert Date>, including all of the documents attached to such agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether I now know about such rights or not, including without limitation:

1.	all claims arising out of or relating to my employment with FICO or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Lilly Ledbetter Fair Pay Act of 2009, the Minnesota Human Rights Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the California Fair Employment and Housing Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.

all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a

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“whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay and paid time off, perquisites, and expense reimbursements;

6.	all rights I have under California Civil Code section 1542, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor;”

7.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

8.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any rights I may have to indemnification from FICO as a current or former officer, director or employee of FICO, including pursuant to the Indemnification Agreement (as defined in the Agreement); any claims for payments, entitlements or benefits due me under the Agreement or the Management Agreement (as defined in the Agreement), if applicable, subject to any terms or conditions under the Agreement or the Management Agreement, if applicable; or any claims I may have for earned and accrued benefits under any employee benefit plan sponsored by the Company in which I am a participant as of the date of termination of my employment with FICO or pursuant to any long-term incentive or equity plan or award agreement

Consideration. I am entering into this Release in consideration of FICO’s obligations to provide me certain severance benefits as specified in the Agreement. I will receive consideration from FICO as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that I would not be entitled to the consideration under the Agreement if I did not sign this Release. The consideration is in addition to anything of value that I would be entitled to receive from FICO if I did not sign this Release or if I rescinded this Release. I acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date of this Release) by virtue of any employment by the Company.

Agreement to Release My Claims. In exchange for the consideration described in the Agreement, I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

Cooperation. Upon the reasonable request of the Company, I agree that I will (i) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by me in my capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records;

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(ii) reasonably consult with the Company regarding business matters that I was involved with while employed by the Company; and (iii) be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that I may have knowledge of by virtue of my employment by or service to the Company. In performing my obligations under this paragraph to testify or otherwise provide information, I will honestly, truthfully, forthrightly, and completely provide the information requested, volunteer pertinent information and turn over to the Company all relevant documents which are or may come into my possession.

My Continuing Obligations. I understand and acknowledge that I must comply with all of my post-employment obligations under the Agreement and under the Proprietary Information and Inventions Agreement dated <Insert Date>. I will not defame or disparage the reputation, character, image, products, or services of FICO, or the reputation or character of FICO’s directors, officers, employees and agents, and I will refrain from making public comment about the Company except upon the express written consent of an officer of FICO or if required by law or by any court with actual or apparent jurisdiction.

Additional Agreements and Understandings. Even though FICO will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so (or waived my right to do so). My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have at least 21 days from the date I received this Release (or at least 21 days after the last day of my employment with FICO, if later) to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I understand and agree that if I sign this Release prior to my last day of employment with FICO it will not be valid and FICO will not be obligated to provide the consideration described in the Release.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it. I understand that if I rescind this Release FICO will not be obligated to provide the consideration described in the Release.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to FICO by hand or by mail within 45 days after my separation from service date. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to FICO by hand or by mail within the 15-day rescission period. All deliveries must be made to FICO at the following address:

Senior Vice President of Human Resources

Fair Isaac Corporation

901 Marquette Avenue

Suite 3200

Minneapolis, MN 55402

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If I choose to deliver my acceptance or the rescission by mail, it must be postmarked within the period stated above and properly addressed to FICO at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims. I agree that the provisions of this Release may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of FICO and by me.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with FICO. No child support orders, garnishment orders, or other orders requiring that money owed to me by FICO be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated:
James W. Wehmann

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